Exhibit 99.1

NEWS RELEASE

GP Strategies Reports Third Quarter 2016 Financial Results

Columbia, MD. November 1, 2016. Global performance improvement solutions provider GP Strategies Corporation (NYSE: GPX) today reported financial results for the quarter ended September 30, 2016.
Overview:

•	Revenue of $122.0 million for third quarter of 2016 compared to $122.9 million for third quarter of 2015

•	Operating income of $8.0 million for third quarter of 2016 compared to $6.9 million for third quarter of 2015

•	Diluted earnings per share of $0.29 for third quarter of 2016 compared to $0.22 per share for third quarter of 2015

The Company's revenue decreased $1.0 million or 1% during the third quarter of 2016. The revenue decline was primarily driven by a continued downturn in the Professional & Technical Services segment which reported a $5.2 million or 17% decrease in revenue. This decline was partially offset by a $4.5 million or 20% revenue increase in the Sandy Training & Marketing segment due to increased training services for automotive customers, and a $0.3 million revenue increase in the Performance Readiness Solutions segment. Learning Solutions' revenue decreased slightly by $0.5 million due to a $3.2 million decline from foreign currency fluctuations, partially offset by a $2.7 million or 5% increase from organic growth and acquisition. Foreign currency exchange rate declines resulted in a total $4.4 million decrease in U.S. dollar reported revenue during the third quarter of 2016 across all segments.

Operating income increased 17% to $8.0 million for the third quarter of 2016 from $6.9 million for the third quarter of 2015. The increase in operating income is partly due to $1.2 million of restructuring charges in the third quarter of 2015 which did not recur in 2016. Operating income for the third quarter of 2016 includes $0.3 million of legal expenses related to acquisition activity. Income before income taxes was $7.6 million for the third quarter of 2016 compared to $5.9 million for the third quarter of 2015. Net income was $4.8 million, or $0.29 per share, for the third quarter of 2016 compared to $3.7 million, or $0.22 per share, for the third quarter of 2015.

"While third quarter 2016 revenue was down slightly, strong performance in our Sandy Training & Marketing and Performance Readiness Solutions segments offset the continued downturn in the Professional & Technical Services segment and the dramatic decline from foreign currency fluctuations," stated Scott N. Greenberg, Chief Executive Officer. "Our Learning Solutions segment also achieved organic revenue growth during the third quarter excluding the negative effect of foreign currency. In addition, we recently completed the acquisition of Maverick Solutions, giving GP Strategies enhanced training capabilities in the ERP arena. We continue to pursue niche acquisitions and are currently evaluating additional opportunities.”

Balance Sheet and Cash Flow Highlights
As of September 30, 2016, the Company had cash and cash equivalents of $15.7 million compared to $21.0 million as of December 31, 2015. The Company had $14.4 million of long-term debt outstanding as of September 30, 2016. In addition, the Company had $44.8 million of short-term borrowings outstanding and $14.7 million of available borrowings under its line of credit as of September 30, 2016.

Cash provided by operating activities was $11.9 million for the nine months ended September 30, 2016 compared to $9.5 million for the same period in 2015. During the nine months ended September 30, 2016 and 2015, the Company repurchased approximately 340,000 and 255,000 shares, respectively, of its common stock in the open market for a total cost of approximately $8.0 million and $6.6 million, respectively. As of September 30, 2016, there was approximately $6.1 million available for future repurchases under the buyback program.

Investor Call
The Company has scheduled an investor conference call for 10:00 a.m. EDT on November 1, 2016. In addition to prepared remarks from management, there will be a question and answer session on the call. The dial-in numbers for the live conference call are 800-901-3958 or 212-231-2921, using conference ID number 21821044. A telephone replay of the call will also be available beginning at 12:00 p.m. on November 1st, until 12:00 p.m. on November 15th. To listen to the replay, dial 800-633-8284 or 402-977-9140, using conference ID number 21821044. A replay will also be available on GP Strategies’ website shortly after the conclusion of the call.

Presentation of Non-GAAP Information
This press release contains non-GAAP financial measures, including EBITDA (earnings before interest, income taxes, depreciation and amortization). The Company believes that EBITDA is useful to investors in evaluating the Company’s results. This measure should be considered in addition to, and not as a replacement for, or superior to, either net income, as an indicator of the Company’s operating performance, or cash flow, as a measure of the Company’s liquidity. In addition, because EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. For a reconciliation of EBITDA to the most comparable GAAP equivalent, see the Non-GAAP Reconciliation – EBITDA, along with related footnotes, below.

About GP Strategies
GP Strategies Corporation (NYSE: GPX) is a global performance improvement solutions provider of sales and technical training, eLearning solutions, management consulting and engineering services. GP Strategies’ solutions improve the effectiveness of organizations by delivering innovative and superior training, consulting and business improvement services, customized to meet the specific needs of its clients. Clients include Fortune 500 companies, manufacturing, process and energy industries, and other commercial and government customers. Additional information may be found at www.gpstrategies.com.

Forward-Looking Statements
We make statements in this press release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES FOLLOW

GP STRATEGIES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Quarter ended		Nine months ended
	September 30,		September 30,

	2016	2015	2016	2015

Revenue	$121,978	$122,931	$363,276	$363,849
Cost of revenue	101,974	102,562	305,001	304,269
Gross profit	20,004	20,369	58,275	59,580
Selling, general and administrative expenses	11,996	12,253	36,245	35,859
Restructuring charges		1,195		1,195
Loss on change in fair value of contingent consideration, net	(3)	(56)	(74)	(314)
Operating income	8,005	6,865	21,956	22,212
Interest expense	366	340	970	1,011
Other income (expense)	(28)	(606)	601	(1,141)
Income before income tax expense	7,611	5,919	21,587	20,060
Income tax expense	2,809	2,203	8,072	7,523
Net income	$4,802	$3,716	$13,515	$12,537

Basic weighted average shares outstanding	16,646	17,117	16,694	17,151
Diluted weighted average shares outstanding	16,747	17,272	16,800	17,313
Per common share data:
Basic earnings per share	$0.29	$0.22	$0.81	$0.73
Diluted earnings per share	$0.29	$0.22	$0.80	$0.72

Other data:
EBITDA(1)	$9,471	$8,221	$27,526	$27,085

(1)
The term EBITDA (earnings before interest, income taxes, depreciation and amortization) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results. For a reconciliation of this non-GAAP financial measure to the most comparable GAAP equivalent, see the Non-GAAP Reconciliation – EBITDA, along with related footnotes, below.

GP STRATEGIES CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION
(In thousands)
(Unaudited)

	Quarters ended		Nine months ended
	September 30,		September 30,

	2016	2015	2016	2015
Revenue by segment:
Learning Solutions	$51,379	$51,879	$153,991	$154,463
Professional & Technical Services	25,111	30,354	76,964	90,317
Sandy Training & Marketing	26,612	22,115	75,810	62,043
Performance Readiness Solutions	18,876	18,583	56,511	57,026
Total revenue	$121,978	$122,931	$363,276	$363,849

Gross profit by segment:
Learning Solutions	$9,796	$9,808	$29,072	$26,542
Professional & Technical Services	3,596	5,527	11,586	17,769
Sandy Training & Marketing	3,619	2,470	9,900	7,873
Performance Readiness Solutions	2,993	2,564	7,717	7,396
Total gross profit	$20,004	$20,369	$58,275	$59,580

Supplemental Cash Flow Information:
Net cash provided by operating activities	$1,916	$6,403	$11,898	9,528
Capital expenditures	(262)	(481)	(1,184)	(1,831)
Free cash flow	$1,654	$5,922	$10,714	7,697

GP STRATEGIES CORPORATION AND SUBSIDIARIES
Non-GAAP Reconciliation – EBITDA (2)
(In thousands)
(Unaudited)

	Quarters ended		Nine months ended
	September 30,		September 30,

	2016	2015	2016	2015
Net income	$4,802	$3,716	$13,515	$12,537
Interest expense	366	340	970	1,011
Income tax expense	2,809	2,203	8,072	7,523
Depreciation and amortization	1,494	1,962	4,969	6,014
EBITDA	$9,471	$8,221	$27,526	$27,085

(2)
Earnings before interest, income taxes, depreciation and amortization (EBITDA) is a widely used non-GAAP financial measure of operating performance. It is presented as supplemental information that the Company believes is useful to investors to evaluate its results because it excludes certain items that are not directly related to the Company’s core operating performance. EBITDA is calculated by adding back to net income interest expense, income tax expense, depreciation and amortization. EBITDA should not be considered as a substitute either for net income, as an indicator of the Company’s operating performance, or for cash flow, as a measure of the Company’s liquidity. In addition, because EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

GP STRATEGIES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	September 30,	December 31,
	2016	2015
	(Unaudited)
Current assets:
Cash and cash equivalents	$15,695	$21,030
Accounts and other receivables	89,939	90,912
Costs and estimated earnings in excess of billings on uncompleted contracts	53,137	46,061
Prepaid expenses and other current assets	14,028	9,173
Total current assets	172,799	167,176
Property, plant and equipment, net	4,902	6,245
Goodwill and other intangible assets, net	126,442	128,196
Other assets	3,158	733
Total assets	$307,301	$302,350

Current liabilities:
Short-term borrowings	$44,849	$34,084
Current portion of long-term debt	13,333	13,333
Accounts payable and accrued expenses	67,066	61,071
Billings in excess of costs and estimated earnings on uncompleted contracts	13,759	18,366
Total current liabilities	139,007	126,854
Long-term debt	1,111	11,111
Other noncurrent liabilities	5,116	6,041
Total liabilities	145,234	144,006
Total stockholders’ equity	162,067	158,344
Total liabilities and stockholders’ equity	$307,301	$302,350

© 2016 GP Strategies Corporation. All rights reserved. GP Strategies and the GP Strategies logo design are trademarks of GP Strategies Corporation.

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C O N T A C T S:

Scott N. Greenberg	Sharon Esposito-Mayer	Ann M. Blank
Chief Executive Officer	Chief Financial Officer	Investor Relations
443-367-9640	443-367-9636	443-367-9925